Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants of SBM Financial, Inc., we hereby consent to the incorporation by reference in this Registration Statement on Form 10 of our report dated April 28, 2011, with respect to the consolidated balance sheets of SBM Financial, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity capital and cash flows for each of the years in the three-year period ended December 31, 2010.

/s/ Berry Dunn McNeil & Parker, LLC

Portland, Maine

September 9, 2011